Exhibit 32.2

Written Statement of the Executive Vice President and Chief Financial Officer

Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Executive Vice President and Chief Financial Officer of Oshkosh Corporation (the “Company”), hereby certify, to the best of my knowledge, that the Transition Report on Form 10-Q of the Company for the three months ended December 31, 2021 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Michael E. Pack
Michael E. Pack
January 26, 2022